Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Closing of Transaction Related to LENSAR Debt Investment

LENSAR, Inc.’s Assets Acquired by a Subsidiary of ALPHAEON Corporation

INCLINE VILLAGE, NV, December 17, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the closing of the previously announced acquisition of substantially all of LENSAR, Inc.’s (LENSAR) assets by a wholly-owned subsidiary of ALPHAEON Corporation. As part of this acquisition, ALPHAEON‘s subsidiary entered into an amended and restated credit agreement with PDL and assumed $42 million in loans as part of the borrowings under PDL’s prior credit agreement with LENSAR. Also as part of this acquisition, ALPHAEON Corporation issued 1.7 million of its Class A common stock to PDL.

“We are pleased that ALPHAEON has completed its acquisition of LENSAR’s assets and will begin the integration with a stronger presence in the femtosecond laser market,” said John P. McLaughlin, president and chief executive officer of PDL. “We look forward to positive developments from ALPHAEON and its newly created subsidiary and significant growth in this strategically important market for them.”

PDL will have a first lien security interest in substantially all of the assets of the newly created wholly-owned subsidiary of ALPHAEON. The loans bear an interest rate of 15.5% per annum, payable quarterly in arrears. ALPHAEON’s subsidiary may elect to pay in kind the first three interest payments in the form of additional principal amount added to the loans. Principal repayment will commence on the ninth interest payment date. The principal amount outstanding at commencement of repayment will be repaid in equal installments until final maturity of the loans which is December 15, 2020. The other terms of the amended and restated credit agreement are substantially similar to PDL’s original credit agreement with LENSAR.

About PDL BioPharma

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $919 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

About LENSAR

LENSAR, Inc. is a commercial stage medical device company providing Femtosecond Laser technology for cataract treatment. Founded in 2004 and based in Orlando, FL, LENSAR developed the first femtosecond cataract laser to enable automation of several critical surgical procedure planning and delivering elements. For more information, visit www.lensar.com.

About ALPHAEON Corporation

ALPHAEON Corporation is a social commerce company with the goal of transforming self-pay healthcare by bringing to market highly innovative products and services to promote consumer wellness, beauty and performance. The company works in partnership with board certified physicians ensuring access to leading advancements in lifestyle healthcare. For more information, please visit www.alphaeon.com.

Forward Looking Statements

This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding forecasted revenues or expectations in respect of acquired assets, the exercising of its rights with respect to investments or financial or operational performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its market, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and PDL does not assume any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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